Registration No. 333-
As filed with the Securities and Exchange Commission on December 18, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TESORO CORPORATION
(Exact name of issuer as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	95-0862768 (I.R.S. Employer Identification Number)
300 Concord Plaza Drive, San Antonio, Texas 78216
(Address of principal executive offices) (Zip Code)
TESORO CORPORATION
2006 LONG-TERM EQUITY INCENTIVE PLAN
(Full title of the plans)
Charles S. Parrish, Esq.
Tesoro Corporation
Senior Vice President, General Counsel and Secretary
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
(210) 828-8484
(Name, address and telephone number,
including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities	Amount to be	offering price	aggregate offering	Amount of
To Be Registered	registered	per share	price	registration fee
Common Stock, par value $.01 per share	6,000,000 shares	$9.39 (1)	$56,340,000 (1)	$2,214.16

(1)	In accordance with Rule 457(h), computed upon the basis of the prices reported on the New York Stock Exchange on December 15, 2008. This price is used solely for the purpose of calculating the registration fee.

PART II
Item 3. Incorporation of Documents by Reference.
     The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock have been sold or which deregisters any Common Stock then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.
     (a) The Registrant’s latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed:
•	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 29, 2008; and

•	Annual Report on Form 10-K/A Amendment Number 1 for the year ended December 31, 2007 filed with the Commission on October 23, 2008.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above:
•	our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2008 filed with the Commission on May 7, 2008;

•	our Quarterly Report on Form 10-Q/A Amendment Number 1 for the Quarter ended March 31, 2008 filed with the Commission on October 23, 2008;

•	our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008 filed with the Commission on August 6, 2008;

•	our Quarterly Report on Form 10-Q/A Amendment Number 1 for the Quarter ended June 30, 2008 filed with the Commission on October 23, 2008;

•	our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2008 filed with the Commission on November 4, 2008;

•	our Current Report on Form 8-K filed with the Commission on February 5, 2008;

•	our Current Report on Form 8-K filed with the Commission on February 6, 2008;

•	our Current Report on Form 8-K filed with the Commission on February 20, 2008;

•	our Current Report on Form 8-K/A filed with the Commission on March 4, 2008;

•	our Current Report on Form 8-K filed with the Commission on March 7, 2008;

•	our Current Report on Form 8-K filed with the Commission on March 12, 2008;

•	our Current Report on Form 8-K filed with the Commission on March 20, 2008

•	our Current Report on Form 8-K filed with the Commission on June 10, 2008;

•	our Current Report on Form 8-K filed with the Commission on June 20, 2008;

•	our Current Report on Form 8-K filed with the Commission on August 4, 2008;

•	our Current Report on Form 8-K filed with the Commission on November 25, 2008; and

•	our Current Report on Form 8-K filed with the Commission on December 18, 2008.
     (c) See “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A dated April 21, 1969, and amended by a Form 8 dated April 23, 1969.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we furnish which is not deemed filed and is not incorporated into this Registration Statement) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this Registration Statement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.
     Article 7 of the Company’s By-laws requires indemnification to the full extent authorized or permitted by the laws of the State of Delaware of any person who is made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer, or employee of the Company or serves or served any other enterprise at the request of the Company.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.
     Article Ninth of the Company’s Restated Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.
     The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.
     The Company has entered into indemnification agreements with its directors and certain of its officers.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference herein to Exhibit 3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

3.2	Amendment to Restated Certificate of Incorporation of the Company adding a new Article IX limiting Directors’ Liability (incorporated by reference herein to Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

3.3	Certificate of Amendment, dated as of February 9, 1994, to Restated Certificate of Incorporation of the Company amending Article IV, Article V, Article VII and Article VIII (incorporated by reference herein to Exhibit 3(e) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

3.4	Certificate of Amendment, dated as of August 3, 1998, to Certificate of Incorporation of the Company, amending Article IV, increasing the number of authorized shares of Common Stock from 50 million to 100 million (incorporated by reference herein to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 1998, File No. 1-3473).

3.5	Certificate of Ownership of Merger merging Tesoro Merger Corp. into Tesoro Petroleum Corporation and changing the name of Tesoro Petroleum Corporation to Tesoro Corporation, dated November 8, 2004 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K filed on November 9, 2004, File No. 1-3473).

3.6	Certificate of Amendment, dated as of May 4, 2006, to Certificate of Incorporation of the Company amending Article IV, increasing the number of authorized shares from 100 million to 200 million (incorporated by reference herein to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, File No. 1-3473).

3.7	Certificate of Elimination, dated February 4, 2008 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K filed on February 6, 2008, File No. 1-3473).

3.8	Certificate of Elimination, dated March 7, 2008 (incorporated by reference herein to Exhibit 3.1 to the Current Report on Form 8-K filed on March 7, 2008, File No. 1-3473).

3.9	Amended and Restated Bylaws of Tesoro Corporation dated as of October 29, 2008 (incorporated by reference to Exhibit 3(ii) to the Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2008, filed on November 3, 2008, File No. 1-3473).

5.1	Opinion of Charles S. Parrish (Filed herewith).

23.1	Consent of Deloitte & Touche LLP (Filed herewith).

23.2	Consent of Charles S. Parrish (Included in Exhibit 5.1).

24.1	Powers of Attorney (Included on page 6).

99.1	Tesoro Corporation 2006 Long-Term Incentive Plan (incorporated by reference herein to Exhibit A to the Company’s Proxy Statement for the Annual Meeting of Stockholders held on May 3, 2006).

99.2	Amendment No. 1 to Tesoro Corporation 2006 Long-Term Incentive Plan (Filed herewith).

99.3	Amendment No. 2 to Tesoro Corporation 2006 Long-Term Incentive Plan (Filed herewith).
     The Registrant undertakes that it will submit or has submitted the plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9. Undertakings.
     The Registrant undertakes the following:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas December 17, 2008.

TESORO CORPORATION
By:	/s/ Bruce A. Smith
Bruce A. Smith
Chairman of the Board of Directors, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints Bruce A. Smith and Charles S. Parrish as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Signature	Name and Title	Date

/s/ Bruce A. Smith Bruce A. Smith	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	December 17, 2008

/s/ Gregory A. Wright Gregory A. Wright	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	December 17, 2008

/s/ Arlen O. Glenewinkel, Jr. Arlen O. Glenewinkel, Jr.	Vice President and Controller (Principal Accounting Officer)	December 17, 2008

/s/ Stephen H. Grapstein Stephen H. Grapstein	Director	December 17, 2008

/s/ John F. Bookout, III John F. Bookout, III	Director	December 17, 2008

/s/ Rodney F. Chase Rodney F. Chase	Director	December 17, 2008

/s/ Robert W. Goldman Robert G. Goldman	Director	December 17, 2008

/s/ William J. Johnson William J. Johnson	Director	December 17, 2008

/s/ J.W. (Jim) Nokes J.W. (Jim) Nokes	Director	December 17, 2008

/s/ Donald H. Schmude Donald H. Schmude	Director	December 17, 2008

/s/ Michael E. Wiley Michael E. Wiley	Director	December 17, 2008

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Charles S. Parrish

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Charles S. Parrish (Included in Exhibit 5.1)

99.2	Amendment No. 1 to Tesoro Corporation 2006 Long-Term Incentive Plan

99.3	Amendment No. 2 to Tesoro Corporation 2006 Long-Term Incentive Plan